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                                                           Exhibit 99.1


                  SELECTIVE INSURANCE GROUP, INC. AMENDS AND
                      RESTATES STOCKHOLDER RIGHTS PLAN

Branchville, New Jersey, February 3, 1999 - Selective Insurance Group, Inc. today announced that its Board of Directors has approved an amended and restated stockholder rights plan to modify the current plan which was due to expire on November 6, 1999. The revised plan includes a series of provisions which are triggered when an individual or group acquires 15% or more of Selective's common stock or commences or announces a tender offer in which they would acquire at least 15% of Selective's common stock.

The rights are not presently exercisable. However, ten days after an announcement that a person or group has acquired 15% of Selective common stock, or ten business days after a person or group announces or commences a tender offer which would result in their acquiring 15% of the common stock, the rights separate from Selective common stock, and each right will entitle the holder, other than the acquiring person or group, to purchase one two-hundredth of a share of Selective Series A Junior Preferred Stock at an exercise price of $80.

If a person or group becomes the holder of 15% or more of Selective common stock, their rights become void and the following provisions apply:

- Each right other than the void rights will be exercisable to purchase Selective common stock having twice the market value of the $80 exercise price.

- If Selective is acquired in a merger, or 50% or more of its assets are sold, each right other than the void rights will be exercisable to purchase shares of the acquiring company having twice the market value of the $80 exercise price.

- Before the 15% or more stockholder acquires 50% or more of Selective common stock, Selective's Board may exchange rights other than the void rights at an exchange ratio of one share of common stock per right.

The rights expire on February 2, 2009, unless Selective's Board redeems them at $.01 per right before a person or group triggers the plan or unless Selective's Board exchanges them for common stock.




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Announcing the amended and restated plan, Gregory Murphy, Selective's
President and Chief Operating Officer, said, "Our stockholder rights plan gives protection to our stockholders in the event of a future attempt to acquire Selective for an inadequate price which does not recognize the potential value of Selective's shares or on terms which do not treat stockholders equally or fairly." Mr. Murphy also stated that the plan was revised and renewed due to the pending November expiration date and not in response to a specific effort to acquire Selective. Selective is not aware of any such effort.

Selective is a regional property and casualty insurer that operates primarily in 17 eastern, southern, and midwestern states, selling its products and services to individuals and businesses through independent agents. Selective also owns Alta Services, a property and casualty managed care company, and PDA Software Services, Inc., an insurance services and software company. For more information on the rights plan, call Thornton Land at 973-948-1322.





Company Contact:  Thornton R. Land, Executive Vice President and General
                  Counsel, 973-948-1322
Internet:         www.thornton_r_land @selectiveinsurance.com